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                          ReDOX TECHNOLOGY CORPORATION
                                 PRESS RELEASE

FOR RELEASE TO: PR NEWSWIRE
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ReDOX TECHNOLOGY CORPORATION DETAILS CREDENTIALS OF REDOX - INDIA COO
October 26, 1999

Houston, Texas - ReDOX Technology Corporation this morning released further information on the prospective chief operations officer for its planned, first deployment in Asia under ReDOX Technology Corporation - India. In an October 21, 1999 press release, ReDOX Chairman Richard A. Szymanski stated that Ansul Gupta would be appointed COO of ReDOX - India and act as Liaison Officer to the parent company's planned operations. Szymanski said today that the Company wants its shareholders to view Mr. Gupta's credentials to fully understand the strength he brings to the firm.

Ansul Gupta graduated from the City University of New York and Columbia University, specializing in the economies of the United States, the former Soviet Union, and the People's Republic of China. Mr. Gupta's grandfather is the late Rai Sahib of Panchitgahn Meerui Lala Ram Asray Prasad. His father is Shri Janardan Prasad Gupta, former chairman of AJ Gupta & Cop. Pvt Ltd. Ansul Gupta's sister, Neeta Gupta, is Editor of the cultural magazine Atharva Bharat, his other sister, Namika Gupta, is Manager of the magazine.

From 1984 to 1986, Ansul Gupta was Deputy Chairman of three joint ventures in Beijing; the aggregate value of these ventures was US$ 161 million. From 1986 to 1988, he was the Chairman and CEO of Delta Oil Corporation, and CEO of Canadian Petroleum SA. From 1988 to 1990, Mr. Gupta was the Chairman and CEO of Dole Corp. International. From 1991 to 1993, Mr. Gupta was Chairman of Western Global Technologies and served as an economic and strategic political adviser in Moscow on economic issues under the sponsorship of the Supreme Soviet. From 1994 to 1998, he was Group Finance Director of the Asian Pacific Group, its worldwide affiliates and subsidiaries.

"We are indeed fortunate to have a man of Ansul Gupta's caliber be a part of ReDOX," Szymanski said. "I believe that his embrace of the ReDOX mission and technologies is a clear indication that we are on track and well positioned for the new millennium."

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 Phone: (281) 445-0020     ReDOX TECHNOLOGY CORPORATION    Fax: (281) 445-0022
         340 N. Sam Houston Pkwy E. * Suite 250 * Houston, Texas 77060